NIDA & MALONEY
             A  L I M I T E D  L I A B I L I T Y  P A R T N E R S H I P

                                ATTORNEYS AT LAW
                               800 Anacapa Street
                         Santa Barbara, California 93101
                               PHONE 805-568-1151
                                FAX 805-568-1955


                                January 21, 2000


NETGATEWAY, INC.
300 Oceangate, 5th Floor
Long Beach, California  90802
Attn:    Craig S. Gatarz, Esq.
         General Counsel

         Re:      NETGATEWAY, INC. - Registration Statement on Form S-8
                  -----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for NETGATEWAY, INC., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission (the "Commission") on January 21, 2000, in connection with the registration of an aggregate of 9,877,002 shares of the Company's Common Stock, par value $.001 per share (collectively, the "Shares") (subject to adjustment pursuant to Rule 416 under the Exchange Act), issued or issuable under certain of the Company's stock option plans and individual employee stock awards identified therein (the "Plans").

     In connection with the preparation of the Registration Statement and the proposed issuance and sale of the Shares in accordance with the Plans, the Form S-8 prospectus to be delivered to participants in the Plans and the Form S-3 refoffer prospectus contained in the Registration Statement, we have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as we have considered appropriate and necessary for the rendering of this opinion. We have assumed for the purpose of this opinion the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and the genuineness of the signatures thereon. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied, to the extent deemed proper by us, upon certificates and statements of officers and representatives of the Company.

     Based on the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized, and, to the extent and when issued and sold in accordance with the Plans and the prospectus delivered or to be delivered to participants in the Plans, the Shares are or will be validly issued, fully paid and nonassessable.

     On the basis of the foregoing, we are of the further opinion that the provisions of the written documents constituting the Plans comply with the requirements of ERISA pertaining to such provisions.

     We hereby consent to the inclusion of our opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to this firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

NIDA & MALONEY, LLP
 Netgateway, Inc.
 January 21, 2000
 Page Two

     This opinion is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without our prior written consent. We are opining herein only as to the Delaware General Corporation Law, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

                                                     Very truly yours,



                                                     /S/ NIDA & MALONEY, LLP